Exhibit 10.12

2017 Management Incentive Plan

I.	Objective

Open Bank (the “Bank”) offers its management team members an opportunity to earn cash incentives in addition to their annual base salaries in the form of a Management Incentive Plan (“MIP”). The MIP is an incentive compensation plan designed to drive financial, operational, qualitative, and individual performance. The MIP will support the key strategies defined in the annual Business Plan.

The Bank’s ambitions are to create a high level of expectations for employees and their performance. The strategies of the Bank and officer level will determine the weight of the Bank’s financial goals versus individual goals.

The financial and non-financial goals are rewarded only when an individual, the department, and/or the Bank have consistently met and/or exceeded the targets that have been established at each level. The assigned goals are to be well-balanced between risk and reward, to obtain targeted financial results as well as contribute to the Bank’s future growth. As a commitment to safety and soundness, the MIP is designed so that risk management goals are in place for all participants, with adequate weight to reduce the incentive amount meaningfully if the goals are not satisfied.

One of the Bank’s strategic objectives is to hire and develop the right people to meet the Bank’s goals. Having relatively few numbers of employees but whose collective skills are deemed to be high, the program should yield well-compensated individuals when performance has met or exceed the Bank’s targeted goals.

II.	Goals & Weight

Currently, employees have been grouped into 4 classifications for the purpose of administering and establishing goals for the MIP, as described below:

●	President
●	Chief Officers
●	Senior Vice President
●	First Vice President

Please refer to Exhibit A, which illustrates the goal content and its weight distribution for each of the category for the MIP Year 2017.

The above classifications do not include marketing and commission employees.

III.	Pool Accumulation and Distribution

Once the measurement period ends and the achievement level is evaluated, the incentive amount will be determined according to the performance level, annual budget pool and the payout range per title/position.

Pool Accumulation

o	President – up to 5% of pre-tax (before bonus expense) income, up to 200% of annual base salary. The accrual will be tiered as below.
✓	If ROA for the MIP Year is
●	1%-1.09% = up to 3% of pre-tax (before bonus expense) income will be accrued.
●	1.1%-1.19% = up to 4% of pre-tax (before bonus expense) income will be accrued.
●	1.2% or higher = up to 5% of pre-tax (before bonus expense) income will be accrued.

o	Management – up to 8% of pre-tax (before bonus expense) income up to 400% of President’s annual base salary. The accrual will be tiered as below:
✓	If ROA for the MIP Year is
●	1%-1.09% = up to 5% of pre-tax (before bonus expense) income will be accrued.
●	1.1%-1.19% = up to 6% of pre-tax (before bonus expense) income will be accrued.
●	1.2% or higher = up to 8% of pre-tax (before bonus expense) income will be accrued.

Distribution

o	Minimum Requirement for incentive payout:
✓	If ROA for the MIP Year is less than 1%, there will be no payout.
✓	Any individual participant with less than 80% of the goals achieved will not receive any payout.
o

Individual MIP compensation to the participants will be determined by the Chief Executive Officer with the Human Resources & Compensation Committee (the “HRCC”) approval, unless other direction has been approved by the Board. Adjustments to the accrual and distribution may be initiated by the Board of Directors for appropriate business reasons.

Please refer to Exhibit A for details on the 2017 payout range per title/position.

IV.	SAFEGUARDS AND LIMITATIONS

The following safeguards and limitations apply to individual cash incentives:

●	No incentive will be paid, except commission, unless the Bank maintains net profits, unless spot awards approved by the Chief Executive Officer or Board.
●	The Plan is subject to all regulatory guidance and compensation related laws.

V.	MEASUREMENT AND FREQUENCY

The measurement of cash incentives earned will be determined on an annual basis, unless the CEO and/or Board approve a different frequency.

VI.	ADMINISTRATION

    The Human Resources Department, in conjunction with the Executive Officers will administer the Compensation Plan. The primary responsibilities include:

●	Define the form of reporting to be provided by the Executive Managers in connection with their periodic measurement of individual and department performance.
●	Ensure that the Plan reinforce and support the development and maintenance of balanced incentive compensation that drive employee risk-taking behavior toward safety and soundness.
●	Ensure the adequacy (including completeness and timeliness) of the periodic reporting.
●	Ensure the general consistency of performance measurements applied by each Manager.
●	Ensure the general consistency of cash incentives paid for similar performance measurements with similar responsibilities.
●	Provide summary reports to the Board of Directors of performance measurement and cash incentives earned and paid to Executive and Senior officers.
●	Ensure appropriate approval path have been taken prior to payout.
●	Ensure MIP payments to be made no later than March 15th following the end of each measurement period to qualify for preferential tax treatment.
●

Ensure that individual and department performance is established and assessed for each measurement period. Cash incentives earned will be paid consistent with the frequency set forth in the Plan. There is no carryover.

“EXHIBIT A”

Management Incentive Plan (MIP) Objective

The incentives are directly related to the achievement of the Bank, business unit, or department financial objectives as well as achievement of strategic operational targets (individual goals) such as: data integrity, uniform reporting, quality control, documented internal controls and meeting all requirements of any regulatory requirements. The individual goals are tied to the financial targets and operational initiatives developed by the Executive Management and approved by the Board of Directors.

Eligibility

All managers FVP and above who report directly to a Chief Officer formally participate in the MIP. If the employee did not work the entire calendar year, then the cash incentive amount will be prorated, unless built into the cash award. Employees hired on or after 07/01 of the measurement period will be ineligible to participate for that period unless inclusion was pre-approved by the President as the terms and condition of the initial written offer of employment. Employees with written counseling at the measurement date are not eligible to receive a cash incentive for the period, unless approved by the President. Eligible employee must be employed on the payout date to receive the incentive.

Financial Targets & Operational Initiatives

The following initiatives should be assigned to the eligible participants with appropriate weight based on the assigned roles and responsibilities.

1.       Develop the best relationship banking and customer service centric culture based on the corporate core values and standards, targeting to meet or exceed budgeted performance goals.

2.       Meet strategic plan action items.

3.       Maximize efficiency ratio through increased production and/or cost savings.

4.       Develop next generation of leader through mentoring, training, and development.

5.       Strengthen enterprise risk management through continued identification, monitoring, and control.

2017 Goal Weight Allocation

Role	Bank Goals	Individual Goals
CEO	50%	50%
Chiefs	50%	50%
SVP	40%	60%
FVP	25%	75%

Bank Goals:		Individual Goals:
1.	Meet budgeted ROA	1.	Risk Management
2.	Meet budgeted ROE	2.	Training & Development
3.	Meet Strategic plan action	3.	Human Capital Management
Items		4.	Customer Service
4.	Meet DDA Budget	5.	Financial (if applicable)
5.	Meet SBA Budget	6.	Community Service

2017 Payout Range per Title/Position

General payout range is as below if budget permits. For shortage of funds due to budget constraints, the payout range will be adjusted accordingly.

Title/Position	MIP Goal Achievement Level @ 80%*	MIP Goal Achievement Level @ 90%*	MIP Goal Achievement Level @ 100%*
President	Up to 100% of Annual Salary	Up to 150% of Annual Salary	Up to 200% of Annual Salary
Chief Officers	Up to 60% of Annual Salary	Up to 80% of Annual Salary	Up to 100% of Annual Salary
SVP-Business Unit	Up to 30% of Annual Salary	Up to 45% of Annual Salary	Up to 60% of Annual Salary
SVP-Admin Unit	Up to 20% of Annual Salary	Up to 35% of Annual Salary	Up to 50% of Annual Salary
SBA Manager**	Up to 50% of Annual Salary	Up to 60% of Annual Salary	Up to 70% of Annual Salary
FVP-Business Unit	Up to 20% of Annual Salary	Up to 30% of Annual Salary	Up to 40% of Annual Salary
FVP-Admin Unit	Up to 10% of Annual Salary	Up to 20% of Annual Salary	Up to 30% of Annual Salary

*Mid-range achievements will be prorated for payout calculation; there is no payout for achievement level below 80%.

**SBA Manager has its own payout range to match market demand and trend.

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